Private and Confidential

Exhibit 10.34

November 28, 2015

Ernesto Pousada

[Address Redacted]

Re: Offer of Employment – Final Version

Dear Ernesto:

I am pleased to confirm the details of your offer for the position of Senior Vice President and President South America located in São Paulo, Brazil, with a tentative start date effective January 18, 2016. You will report directly to me in this role, and your employment contract will be maintained with Ingredion Brasil - Ingredientes Industriais Ltda.  Details of our offer include:

Base Salary

Your annual base salary will be BRL 130,000 per month and the conditions of your employment will follow Brazilian employment standards.  Your next base salary review will be in March 2017 in conjunction with the normal merit review process (which accounts for inflation as well as performance).

Annual Incentives

You will participate in the Company‘s Short-Term Incentive Plan (STIP) at a  target level of 75% of your annual base salary.  Actual awards may range from 0 to 200% of target depending on business performance (weighted at 75%), as well as your personal performance (weighted at 25%).

Long-Term Incentives

You will participate in the Company’s Long Term Incentive Plan ("LTIP“).  LTIP awards are based on recommendations from senior management and must be approved by the Board of Directors.  The 2016 awards will be communicated in February 2016 following Board approval, and your target award value level for 2016 will be $350,000 USD.

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Equity Award Mix:  Awards will be delivered in a mix of Performance Shares ("PSUs“), Restricted Stock Units (RSUs),  and Stock Options.  Last year, PSUs were weighted at 35%,  RSUs were weighted at 25% and Stock Options were weighted at 40%.

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Equity Vesting: Currently, the RSU component will vest after three years’ time,  while one-third of Stock Options will vest each anniversary of the grant and will be fully vested after three years.  PSUs will be earned over a three-year period based on Ingredion‘s cumulative total shareholder return (“TSR”) performance, relative to a peer group for the performance cycle.  Upon vesting, PSUs are delivered in the form of shares of

Ernesto Pousada

November 28, 2015

Ingredion stock, and funding will be based on our relative TSR performance which can range from 0 to 200% of the “target” number of shares.
•	Grant provisions are subject to change. Further details of the plan will be outlined in the plan prospectus and grant agreement which you will receive at the time the award is delivered.

Sign-on Bonus, Retention Bonus and Special Equity Award

In addition to the total direct compensation offered to you in connection with this role, and to off-set the value of your lost bonus and equity, we are also offering a cash sign-on bonus and a retention bonus,  in addition to a one-time RSU award (granted at hire). Details and associated provisions of our offering are as follows:

Sign-on and Retention Bonus Payments

•	Sign-on Bonus: USD 450,000 - Delivered in cash upon hire.
•	Retention Bonus: USD 450,000 - Delivered in cash one year from your date of hire.

Note: Bonus payments will be paid in BRL using the official average exchange rate for the previous 30 days at time of payment and a  recoupment provision will apply on the total value of the Retention Bonus in the event you voluntarily resign from your employment within one year of payment.

Special Equity Award

•	A one-time equity award in RSUs valued at $700,000 USD will be issued to you upon hire. Vesting of this award will occur three years from the date of grant.

Please be advised that the terms and conditions of this offer, sign-on bonus, retention bonus and special equity award remain contingent upon your agreement to the Restrictive Covenants contained in the form of Executive Severance Agreement provided by the Company (as referred to below), the terms and conditions of which shall be deemed incorporated herein by reference, but which shall survive termination of your employment in accordance with its terms.

Termination and Severance

In the case of involuntary termination (excluding death, disability or cause) during your first three years of employment, the above referenced sign-on bonus, retention bonus and special equity award will fully vest.  This will include the retention bonus in the amount of $450,000 USD and the full equity award to be valued at $700,000 USD when issued upon hire.

You will be provided with an Executive Severance Agreement which includes a severance provision of two year’s pay in the event of your termination following a change in control.  In addition, it contains a severance provision of one year’s pay in the case of involuntary termination (excluding death, disability or cause).

Other Benefits

In addition to your direct compensation, you will be provided with a Company car, retirement plan, health care and other benefits in accordance with Brazilian policies.  Details will be provided with your formal employment contract.

Ernesto Pousada

November 28, 2015

I look forward to having you join our leadership team and am confident in the contribution you will bring to the South America Region and Ingredion.

Sincerely,

James P. Zallie

Executive Vice President, Global Specialties and President, Americas

I accept the terms and conditions set forth in this letter.

Signature: __/s/ Ernesto Pousada____________________Date: _11/30/2015_________

Ernesto Pousada Jr.

cc:  Diane Frisch, Senior Vice President, Human Resources, Ingredion

Enclosures:

Equity Award Letter

Executive Severance and Non-Competition Agreement

Draft Employment Agreement